2200 Post Oak Boulevard
The WindAcre Partnership	Suite 1580
Houston, TX 77056

EXHIBIT C

The Directors

Nielsen Holdings plc

5th Floor Endeavour House, 189 Shaftesbury Avenue, London, WC2H 8JR

April 5, 2022

Dear Sirs

Request to circulate a resolution at the next annual general meeting (AGM) of Nielsen Holdings plc (Company) under s 338 Companies Act 2006 (CA 2006)

Pursuant to s 338 CA 2006, we, the undersigned, being a member representing not less than 5% of the total voting rights of all the members who have a right to vote on the resolution below at the AGM, require you to give to members of the Company entitled to receive notice of the AGM, notice of the following resolution which may properly be moved and is intended to be moved at the AGM, and which is being proposed as a special resolution:

SPECIAL RESOLUTION

THAT, in relation to the Company's listing on the New York Stock Exchange (the “NYSE”), and without prejudice to the powers of the NYSE generally to direct, in its sole discretion and pursuant to the rules and regulations of the NYSE, the cancellation of the Company's shares from trading on the NYSE, the directors of the Company, from time to time, are directed not to: (a) apply for or request the cancellation of the Company's shares from trading on the NYSE, or (b) take, or refrain from taking, any action which would or could cause, or which would or could reasonably be expected to cause, the NYSE to direct the cancellation of the Company’s shares from trading on the NYSE, except, in either case, in circumstances where the directors of the Company have first obtained the prior approval of the members of the Company by way of special resolution.

Pursuant to s 314(1) CA 2006, we, the undersigned, being a member representing not less than 5% of the total voting rights of all the members who have a relevant right to vote (as set out in s 314(3)), also require the Company to circulate with the above resolution the following statement with respect to the matter referred to in the resolution:

We believe Nielsen’s minority shareholders should have the power to restrict the ability of one or more future controlling shareholders holding less than 75% of the Company’s shares from de-listing the Company from the New York Stock Exchange. As it stands today, without the special resolution we are proposing, one or more shareholders owning 50% of the shares plus one could replace the entire Board of the Company and unilaterally procure the de-listing of the Company from the New

The WindAcre Partnership	2200 Post Oak Boulevard Suite 1580 Houston, TX 77056

York Stock Exchange, leaving what could be a very significant minority of shareholders holding un-listed shares. Unchecked, the use of such power, or the threat of its use, could influence shareholders in the Company to tender their shares at a price they might otherwise deem inadequate. Under the Companies Act 2006, a supermajority of at least 75% is effectively required to compulsorily acquire any remaining shares held by minority shareholders (for example, through the minimum voting requirements to effect a Court-approved Scheme of Arrangement). This proposed special resolution provides that same supermajority threshold be extended to any proposed de-listing of the Company, given that, for many shareholders, de-listing will have the same practical effect of being "squeezed-out", taking away the market which provides much of the value to their shareholding and guarantees the free transferability of shares, effectively leaving such shareholders with little option but to sell their Nielsen shares against their better judgement.

We urge you to vote FOR this resolution.

We, the undersigned, undertake to pay a sum which is reasonably sufficient to meet the expenses of the Company in giving effect to the requisition to circulate the resolution pursuant to s 340(2)(b) of the CA 2006 and the statement pursuant to s 314 of the CA 2006.

Signed by:

Name and address of member	Signature	No of shares held	Date
The Windacre Partnership Master Fund LP 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	/s/ Snehal Amin ………………………………………. duly authorised for and on behalf of The Windacre Partnership Master Fund LP	34,555,300	5 Apr 2022